Exhibit 10.16.2

AGREEMENT AND RELEASE

This Agreement and Release is entered into between David Joseph and The Taubman Company LLC, this 18th day of December 2016.

I.	RECITALS

WHEREAS, David Joseph is voluntarily resigning from his employment with the Company; and
WHEREAS, the parties mutually desire to have smooth transition.
In consideration of the agreements and representations in this Agreement, The Taubman Company LLC and Joseph agree as follows:

II.	DEFINITIONS

A.The term “Joseph” shall mean David Joseph and all of his heirs, assigns, attorneys, family members and all other individuals or entities associated with him.

B.The term “Taubman Entities” shall mean Taubman Centers, Inc., The Taubman Realty Group Limited Partnership, The Taubman Company LLC, Taubman Properties Asia LLC, and all of its and their past and present affiliate(s), division(s), parent(s), subsidiary(ies), successor(s), predecessor(s), assign(s), consolidated businesses and joint ventures.

C.The term “Released Parties” shall be given its broadest possible interpretation and shall include, but not be limited to, the Taubman Entities, and all of its and their past and present directors, managers, employees, agents, officers, shareholders, board members and others acting by, through or in connection with any of them.

D.The term “2008 Omnibus LTIP” means The Taubman Company LLC 2008 Omnibus Long-Term Incentive Plan, as originally effective May 29, 2008, as amended and restated effective as of May 21, 2010, and as thereafter amended from time to time.

E.The term “Related Award Agreements” shall mean each of the following Award Agreements under the 2008 Omnibus LTIP to Joseph:

i.	the Performance Share Unit Award Agreement dated as of April 29, 2013 (the “2013 PSU Award”);

ii.	the Restricted and Performance Share Unit Award Agreement dated as of March 5, 2014 (the “2014 RSU and PSU Award”);

iii.	the Restricted and Performance Share Unit Award Agreement dated as of March 9, 2015 (the “2015 RSU and PSU Award”); and

iv.	the TRG Unit Award Agreements dated as of June 1, 2016 (the “2016 TRG Unit Awards”).

F.The terms “Claim(s)” and “Right(s)” shall be given their broadest possible interpretation and shall mean every type of cause of action, allegation and/or charge that could be asserted or alleged by Joseph based upon any fact(s), existing from the beginning of time until the date he executes this Agreement, whether known or unknown, which relate in any way to any of the Released Parties and/or Joseph’s employment and/or cessation of employment with The Taubman Company LLC, including, but not limited to, claims for wrongful discharge, discrimination, harassment, public policy violation, or retaliation; claims under Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act (“OWBPA”), Michigan’s Wages and Fringe Benefits Act, the Americans with Disabilities Act, Michigan’s Elliott‑Larsen Civil Rights Act, Michigan’s Persons With Disabilities Civil Rights Act, Michigan’s Whistleblowers’ Protection Act, Michigan’s Bullard‑Plawecki Right to Know Act, the 2008 Omnibus Long-Term Incentive Plan and Related Award Agreements, and/or any other agreement or federal, state, or local statute(s), law(s) or rule(s); and every type of damages, wages, commissions, bonuses, benefits, attorney fees, costs and relief of any type (legal, equitable or otherwise) available to Joseph.

G.The term “Agreement” shall mean this Separation Agreement and Release.

H.Capitalized terms used in this Agreement relating to awards under the 2008 Omnibus LTIP Plan shall have the meaning defined herein or as defined in the 2008 Omnibus LTIP Plan or the Related Award Agreements, as applicable.

III.	TERMS OF AGREEMENT

NOW, THEREFORE, THE UNDERSIGNED AGREE AS FOLLOWS:

1.	Joseph voluntarily resigns his employment with The Taubman Company LLC, effective December 31, 2016 (the “Effective Date”).

2.
For and in consideration of the amounts, benefits and privileges described in this Agreement, including, but not limited to, the items described more fully in Paragraphs 8, 9 and 10 below, Joseph releases and forever discharges the Released Parties with respect to all Claims and Rights. This release covers only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar any claim that arises after it is signed, including (without limitation) a claim for breach of this Agreement. In addition, this release does not include and will not preclude (a) claims that cannot be waived by law; (b) rights to vested benefits under any applicable retirement, welfare and/or pension plans; (c) claims for unemployment compensation; (d) preexisting rights to defense and indemnification, if any, from the Taubman Entities for actions taken by Joseph that were within the course and scope of his employment with the The Taubman Company LLC; and/or (e) claims, actions, or rights arising under or to enforce the terms of this Agreement. In addition, as a condition precedent to any benefit set forth in this Agreement, Joseph must execute and return a copy of the Release attached to this Agreement as Exhibit A no sooner than 11:59 p.m. on the last day of his employment with the Taubman Entities, but no later than 5 days following the last day of his employment with the Taubman Entities. Joseph understands and agrees that his failure to return the Release attached to this Agreement as Exhibit A shall release the Taubman Entities from any obligations or liabilities to him under this Agreement.

3.
Joseph agrees that the amounts, benefits and privileges described in this Agreement are in excess of any amounts, benefits and/or privileges to which he is entitled or owed. Joseph also agrees that the amounts, benefits and privileges described in this Agreement are independent and adequate consideration for the Release of all Claims and Rights attached as Exhibit A to this Agreement, as well as for all other obligations set forth in this Agreement.

4.
Joseph acknowledges that except as may be provided by this Agreement, his eligibility for any employee benefit programs maintained by the Taubman Entities for current employees will cease as of the date of the termination of his employment.

5.
Joseph agrees not to file or initiate a lawsuit in any court or initiate an arbitration proceeding asserting any of the claims released pursuant to this Agreement. Joseph further agrees that he will not permit himself to be a member of any class action and/or collective action in any court or in any arbitration proceeding seeking relief based on any claims released pursuant to this Agreement. Joseph understands that this Agreement does not prevent him from filing a claim with a government agency such as the U.S. Equal Employment Opportunity Commission that is responsible for enforcing a law on behalf of the government. However, Joseph agrees that he shall not receive or be entitled to any monetary damages, recovery and/or relief of any type in connection with any charge, administrative action or legal proceeding pursued by Joseph, any governmental agency, person, group or entity regarding and/or relating to any of the claims or rights released under this Agreement.

6.
Joseph agrees and acknowledges that pursuant to the existing terms of the 2008 Omnibus LTIP and the Related Award Agreements, he shall generally forfeit all of his rights under the Related Award agreements upon his termination of Service prior to the Vesting Date under each applicable Related Award Agreement, except benefits under a Related Award Agreement that are expressly permitted as modified by Paragraph 9 of this Agreement.

7.
Joseph agrees and acknowledges that effective on the Effective Date, which date is the date of Joseph’s termination of Service, he shall forfeit the following Related Award Agreements pursuant to the terms of the 2008 Omnibus LTIP and such Related Award Agreements:

a.    the 2016 TRG Unit Awards; and

b.	the 2013 PSU Award.

8.	In exchange for Joseph’s agreement and compliance with the covenants in this Agreement, The Taubman Company LLC shall pay Joseph the following amounts, in each case minus applicable withholdings:

a.	Fifty Thousand Dollars and 00/100 ($50,000), paid in a lump sum on March 1, 2017;

b.	Seventy-five Thousand Dollars and 00/100 ($75,000), paid in a lump sum on June 1, 2017

c.	Seventy-five Thousand Dollars and 00/100 ($75,000), paid in a lump sum on September 1, 2017; and

d.	Five Hundred Thousand Dollars and 00/100 ($500,000), paid in a lump sum on March 1, 2018.

9.	In exchange for Joseph’s agreement and compliance with the covenants in this Agreement, the following Related Award Agreements are amended, as follows:

a.
The 2014 RSU and PSU Award is amended by the addition of the following new paragraph 14 at the end thereof, reading as follows: “Notwithstanding Section 10.6 of the Plan or any other provision of the Plan or this Award Agreement to the contrary, the Participant shall vest in his RSUs and PSUs granted under this Award Agreement on the specified Vesting Date under Section 4(a) of this Award Agreement, which date is March 1, 2017. The amount of any payment of any such vested RSUs and PSUs shall be calculated and paid on such Vesting Date according to the other applicable terms of this Award.”

b.
The 2015 RSU and PSU Award is amended by the addition of the following new paragraph 14 at the end thereof, reading as follows: “Notwithstanding Section 10.6 of the Plan or any other provision of the Plan or this Award Agreement to the contrary, the Participant shall vest in his RSUs and PSUs granted under this Award Agreement on the specified Vesting Date under Section 4(a) of this Award Agreement, which date is March 1, 2018. The amount of any payment of any such vested RSUs and PSUs shall be calculated and paid on such Vesting Date according to the other applicable terms of this Award.”

10.
In exchange for Joseph’s agreement and compliance with the covenants in this Agreement, if Joseph timely elects COBRA continuation coverage, The Taubman Company LLC, for a period commencing on the Effective Date through and ending on June 30, 2018, will pay the cost for the COBRA premiums directly to the vendor. Thereafter, Joseph will be eligible for the continuation of the Health Insurance under COBRA, at Joseph’s expense, as and to the extent permitted under law.

11.
Joseph shall not make or cause to be made any statements, observations, or other communications (whether in written or oral form) that defame, slander or disparage any of the Released Parties. Further, Joseph shall make no statements, comments or other communications concerning any of the Released Parties or its/their products and/or services to the press, media or other similar entity or organization, nor shall Joseph post or cause to be posted any such statements, comments or communications on any website, blog, social network or any other Internet or computer site. Nothing in this Paragraph 11 shall prevent Joseph from testifying truthfully in a deposition or other proceeding or providing statements required by law.

12.
The Taubman Company LLC shall direct Robert Taubman, William Taubman, Simon Leopold, Chris Heaphy and Holly Kinnear not to make or cause to be made any statements, observations, or other communications (whether in written or oral form) that defame, slander or disparage Joseph. Further, The Taubman Company LLC shall direct Robert Taubman, William Taubman, Simon Leopold, Chris Heaphy and Holly Kinnear not to post or cause to be posted any statements, comments or communications concerning Joseph on any blog or social network. Nothing in this Paragraph 12 shall prevent the identified individuals from testifying truthfully in a deposition or other proceeding or providing statements required by law.

13.
The Taubman Entities understand that the provisions set forth in paragraphs 8, 9, 10 and 12 of this Agreement are each, independently and collectively, material consideration for Joseph entering into this Agreement, that Joseph may be irreparably harmed by any violation of these provisions individually and/or collectively, and that Joseph shall have available all remedies in contract and equity in the event of a breach of this Agreement.

14.
Joseph covenants that, prior to the date he signed this Agreement, he had not reviewed, discussed, or disclosed, orally or in writing, the existence of this Agreement, the negotiations and discussions leading to this agreement, or any of its terms or conditions with any person, organization or entity other than his attorney, his spouse or his tax consultant (all of whom have agreed to keep this information confidential). Joseph further agrees that from the date he signs this Agreement onward, he will keep the negotiations and discussions leading to this agreement strictly confidential, except as may be required by law, and will not reveal those negotiations or discussions to any person, organization, or entity, other than his attorney, his spouse or his tax consultant, on the condition that disclosure shall be deemed a breach of this Agreement.

15.
Joseph agrees to return all documents, data, property and other materials, in whatever form, that he received, created or compiled during his employment with The Taubman Company LLC or related to the business of the Taubman Entities, and not retain any copies thereof, on or before the Effective Date of this Agreement. On or before the Effective Date, Joseph shall give his personal iPad and all other similar devices to the Taubman Entities, who shall then engage an expert to delete all information and data relating to the business of the Taubman Entities. Joseph represents and warrants that he has not provided or sent, and will not provide, send or use for himself or the benefit of any other party, such information and/or data.

16.
Any and all technical data, sales data, data pertaining to anchors, tenants, clients, methods, processes, rents, profits, contracts, operating procedures, ground leases, development plans, and any other internal business information that is not available to the public and that pertains to the Taubman Entities, the facilities that they own or manage, their affiliates or related entities, their officers, their directors, or their shareholders constitute “Confidential Information.” Joseph hereby specifically represents that Joseph has not and will not publish or disclose to any third party any “Confidential Information” that Joseph may possess which was obtained while Joseph was employed with The Taubman Company LLC. Joseph will deliver to The Taubman Company LLC all documents and materials of any nature pertaining to Joseph’s work with the Taubman Entities and will not remove from the premises any documents, materials, or copies thereof, provided, however, that if Joseph discovers after accepting this Agreement that Joseph inadvertently retained any such documents, materials, or copies thereof, then Joseph will not be in violation of this paragraph by delivering to The Taubman Company LLC, as soon as practicable after the discovery, any such documents, materials, or copies thereof. The parties will interpret this paragraph in good faith and reasonably. Joseph will not be liable for disclosure of a company trade secret if the communication is made in confidence to a government official or attorney solely for the purpose of reporting or investigating a suspected violation of law. Similarly, Joseph will not be liable for disclosure of a company trade secret in a document connected to a lawsuit or other proceeding as long as documents are filed under seal. If Joseph were to file a lawsuit alleging retaliation for reporting a suspected legal violation, he may disclose a trade secret to his attorney and use the trade secret information in the court proceeding if all documents containing the trade secret are filed under seal or as directed by court order.

17.
Joseph represents and warrants that: (a) he has the sole right, title, and interest to the claims released under this Agreement; (b) he has not assigned or transferred, or purported to assign or transfer, to any person or entity, any claim released under this Agreement; and (c) he has not assigned or transferred, or purported to assign or transfer, to any person or entity, the right to any of the monies that may be received pursuant to this Agreement.

18.
Joseph acknowledges and agrees that during his employment, he formed, on behalf of the Taubman Entities, certain business relationships that are part of the goodwill of the Taubman Entities, and he had access to and knowledge of the Taubman Entities’ Confidential Information, as defined above, which gives the Taubman Entities a competitive advantage over their competitors. Joseph acknowledges and agrees that the Taubman Entities are entitled to protect their investment in the foregoing and to keep the results of their efforts, their goodwill, and their Confidential Information for their sole and exclusive use through the enforcement of the obligations set forth in this Agreement, which are reasonable and necessary for that purpose.

19.	Noncompetition Agreement

a.
During the time period commencing on the Effective Date and continuing through and including March 1, 2018, Joseph will not, directly or indirectly, for himself or on behalf of or in connection with any other person, entity or organization: (i) engage in any business or activity with the Restricted Entities that is competitive with the actual or prospective business of the Taubman Entities; (ii) own, manage, maintain, consult with, operate, acquire any interest in (other than 5% or less of the common stock of any publicly traded company), or otherwise assist or be connected with (including, but not limited to, as an employee, consultant, advisor, agent, independent contractor, owner, partner, co-venturer, principal, director, shareholder, lender or otherwise) any of the Restricted Entities, or any shopping center (in excess of 500,000 square feet of gross leaseable area, including anchor stores, that includes a fashion anchor), owned by any entity or person, that is located within ten (10) miles of any shopping center or land that the Taubman Entities or any of their affiliated or subsidiary entities owns, manages, or is developing, or any shopping center (in excess of 200,000 square feet of gross leaseable area, including anchor stores), owned by any entity or person, that is located within two (2) miles of any shopping center or land that the Taubman Entities or any of their affiliated or subsidiary entities owns, manages, or is developing; or (iii) undertake any efforts or activities toward pre-incorporating, incorporating, financing, or commencing any business or activity that is affiliated with owned by, or connected in any way to any of the Restricted Entities. As used herein, “Restricted Entities” means and includes Simon Property Group, Inc., Westfield Group, The Macerich Company, General Growth Properties, Inc., and each of their affiliate(s), division(s), parent(s), successor(s), predecessor(s), assign(s), subsidiary(ies), consolidated businesses and joint ventures. For purposes of this paragraph, an entity is considered to be an affiliate or joint venture of a Restricted Entity only if the Restricted Entity manages or controls that affiliate or joint venture, directly or indirectly.

b.
During the time period commencing on the Effective Date and continuing through and including December 31, 2021, Joseph will not, directly or indirectly, for himself or on behalf of or in connection with any other person, entity or organization: (i) attempt to acquire or invest in, or negotiate with respect to, any fee, leasehold or other interest in Beverly Center, located in Los Angeles California (“Beverly Center”), unless such interest is being offered by one or more of the Taubman Entities; or (ii) undertake any efforts or activities toward pre-incorporating, incorporating, financing, or commencing any business or activity that is described in the foregoing clause 19(a).

c.
The Parties have agreed that, regardless of any other restriction in this Agreement, Joseph may (i) perform services for Seritage Growth Properties within the radii described in paragraph 19(a)(i), so long as the services performed do not involve any shopping center that any of the Taubman Entitites or any of their affiliated or subsidiary entities owns, manages, or is developing and (ii) perform services for any private entity (meaning any entity that is not publically traded on a recognized securities exchange and is not managed or controlled by any such publically traded entity) so long as the services performed do not involve any shopping center described in paragraph 19(a).

20.
During the time period commencing on the Effective Date and continuing through and including March 1, 2018, Joseph will not, directly or indirectly, for himself or on behalf of or in connection with any other person, entity or organization, call on, solicit, have contact with, or service any client, prospective client, consultant, strategic partner, funding source, or other business relation of the Taubman Entities in order to: (a) induce or attempt to induce such person or entity to cease doing business with, or reduce the amount of business conducted with, the Taubman Entities; or (b) in any way to interfere with the relationship between any such person or entity and the Taubman Entities. Nothing in this Paragraph 18 shall be construed to preclude Joseph from performing leasing services for individual retailers.

21.
During the time period commencing on the Effective Date and continuing through and including March 1, 2018, Joseph will not, directly or indirectly, for himself or on behalf of or in connection with any other person, entity or organization: (a) induce or attempt to induce any employee or consultant of the Taubman Entities to leave the employ or services of any of the Taubman Entities, or in any way interfere with the relationship between any of the Taubman Entities and any employee or consultant thereof; or (b) hire, engage and/or contract with any person who was an employee of or consultant to any of the Taubman Entities at any time during the six (6) month period immediately prior to the date on which such hiring, engagement and/or contract would take place (it being conclusively presumed by the parties so as to avoid any disputes under this paragraph that any such hiring within such six (6) month period is in violation of clause (a) above).

22.
Joseph acknowledges that: (a) the breach of Paragraphs 11, 14, 15, 16, 18, 19, 20 and/or 21 of this Agreement will result in immediate and irreparable harm to the Taubman Entities; (b) no adequate remedy at law exists with regard to any such breach; (c) public policy will be furthered by the enforcement of this Agreement by an injunction; (d) injunctive relief will not deprive Joseph of an ability to earn a living because he is qualified for many positions which do not necessitate the breach of any provision of this Agreement; and (e) the Taubman Entities will be entitled to enforce this Agreement by injunction or other equitable remedies in the event of such breach, in addition to any other remedies available to the Taubman Entities (including, without limitation, monetary damages).

23.
It is the intent of the parties that the terms, conditions, provisions and covenants in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, condition, covenant or provision is determined by a court, agency or arbitrator to be illegal, invalid, void or unenforceable, then such term, condition, covenant or provision shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law in light of such determination. In addition, the invalidity or unenforceability of any provision of this Agreement in a particular respect shall not affect the validity and enforceability of any other provision of this Agreement or of the same provision in any other respect.

24.
Joseph warrants and agrees that he will not, directly or indirectly, challenge and/or dispute the enforceability and/or validity of this Agreement, or any portion thereof. Joseph further agrees and warrants that he will not, and has not, directly or indirectly, instigate(d), incite(d), encourage(d) and/or otherwise cause(d) or aid(ed) any person and/or entity to bring any claim and/or action which challenges and/or disputes the enforceability and/or validity of this Agreement, including any portion thereof. Joseph further agrees that in the event that any such claim, action and/or challenge is brought, he will support, advocate for and agree with the enforceability and validity of this Agreement, and will cooperate with the Taubman Entities in defending against any such claim, action and/or challenge.

25.
Joseph agrees that his obligations under this Agreement are binding upon his heirs, executors, administrators, or other legal representatives or assigns, and that this Agreement inures to the benefit of the Taubman Entities.

26.	The Taubman Entities will issue the press release attached as Exhibit B hereto as soon as practical after the date hereof.

27.
Joseph agrees, represents and warrants that he has not sustained any compensable workplace injury, has not suffered any damages and has no right to relief under the Michigan’s Worker’s Disability Compensation Act, the ADEA or the OWBPA.

28.
All questions concerning the construction, validity, interpretation, and enforcement of this Agreement will be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

29.
Joseph hereby waives and agrees to in the future waive and not assert any objection to venue and personal jurisdiction in any lawsuit arising out of or in any way related to this Agreement, Joseph’s employment, and/or the cessation of Joseph’s employment that is filed in a state or federal court for Oakland County, Michigan, which the parties agree is the exclusive forum to file any lawsuit with respect to this Agreement. AS A SPECIFICALLY BARGAINED INDUCEMENT WITH RESPECT TO ENTRY INTO THIS AGREEMENT, AND HAVING HAD THE OPPORTUNITY TO CONSULT COUNSEL, JOSEPH EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT, HIS EMPLOYMENT, OR THE CESSATION OF HIS EMPLOYMENT.

30.
Joseph will, from the Effective Date through March 1, 2018, reasonably cooperate and provide the Taubman Entities with assistance in transitioning his responsibilities and duties to an interim or successor executive. Joseph will provide such assistance in a manner and during times such that they do not unreasonably interfere with any alternative employment Joseph may obtain. Joseph also agrees to cooperate and assist the Taubman Entities in connection with any matter including litigation or arbitrations, which has arisen or may arise out of an act, event or decision which took place while Joseph was employed by The Taubman Company. That cooperation shall include producing documents in his possession or control and executing declarations or affidavits and appearing for and providing testimony at deposition, trial or hearing as necessary for the defense or preservation of any action. The Taubman Entities will reimburse Joseph for any out-of-pocket expenses reasonably incurred in connection with his cooperation, or assistance pursuant to this paragraph.

31.
The parties acknowledge that this Agreement is the result of a negotiation and was drafted with input from all parties and shall not be construed against any party on the grounds of sole authorship. This Agreement may not be amended, modified, waived, or terminated except in a writing signed by authorized representatives of the parties.

32.
The parties agree to cooperate fully with each other and to execute all additional documents and to take all actions which may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement.

33.	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

34.
Except as provided herein, this Agreement sets forth the entire agreement between the parties concerning the subject matters hereof and supersedes and replaces any and all written or oral understandings, obligations, promises, representations, contracts and/or agreements, whether written or oral, express or implied, directly or indirectly related to it.

THE UNDERSIGNED HAVE READ THE FOREGOING SEPARATION AGREEMENT AND RELEASE AND ENTER INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

/s/ David Joseph         THE TAUBMAN COMPANY LLC
DAVID JOSEPH

Dated: December 1, 2016            By: /s/ Chris Heaphy

Its: EVP, General Counsel and Secretary

Dated: December 18, 2016

EXHIBIT A

RELEASE OF ALL CLAIMS AND RIGHTS

In exchange for the consideration set forth in the Separation Agreement and Release, dated _____________,2016 between David Joseph and The Taubman Company LLC (the “Agreement”), David Joseph enters into this Release of All Claims and Rights (“Release”).

a.	The defined terms in this Release shall have the same meaning as they are ascribed in the Agreement.

b.
For and in consideration of the amounts, benefits and privileges described in the Agreement, including, but not limited to, the items described more fully in Paragraphs 8, 9 and 10 of the Agreement, Joseph releases and forever discharges the Released Parties with respect to all Claims and Rights. This release covers only those claims that arose prior to the execution of this Release. Execution of this Release does not bar any claim that arises after it is signed, including (without limitation) a claim for breach of the Agreement. In addition, this Release does not include and will not preclude (a) claims that cannot be waived by law; (b) rights to vested benefits under any applicable retirement, welfare and/or pension plans; (c) claims for unemployment compensation; (d) preexisting rights to defense and indemnification, if any, from the Taubman Entities for actions taken by Joseph that were within the course and scope of his employment with the The Taubman Company LLC; and/or (e) claims, actions, or rights arising under or to enforce the terms of the Agreement.

c.	Execution of this Release is a condition precedent to any liability of The Taubman Company under the Agreement.

___________________________________        THE TAUBMAN COMPANY LLC
DAVID JOSEPH

Dated: __________ ___, 201_            By:_________________________________

Its:_________________________________

Dated: __________ ___, 2016

EXHIBIT B

intentionally omitted